Exhibit 10.1

SEPARATION LETTER AND AGREEMENT

Winmark Corporation and Mark T. Hooley have reached the following Agreement.  In this Agreement, “Employee” refers to Mark T. Hooley.  “Company” refers to Winmark Corporation.

I.  Recitals

1.               Employment with Winmark Corporation is voluntarily terminated effective April 27, 2007.

2.               The Company agrees to a transitional consulting agreement for a period of eight (8) months at a rate of $6,250.00 per month, provided Employee meets the following conditions:

Employee will remain available to Company via phone and email in a consulting capacity, to assist the Company in any aspect of the Business as requested by the Company’s management from time to time.

3.               In addition, Company will from May 1, 2007 through December 31, 2007, pay for Employee’s health, dental, and life insurance under COBRA, pursuant to Employee’s rights under the Consolidated Omnibus Budget Reconciliation Act, (“COBRA”).  Effective January 1, 2008, Employee will have the option to continue his own benefit coverage under COBRA.  Information and rates will be mailed closer to that time.

4.               Information related to Employee’s participation in the Company’s 401(k) Plan will be forthcoming via mail.

5.               Employee will be reimbursed for reasonable and normal business expenses subject to approval through December 31, 2007.

II. Release

In consideration for the payments and benefits described herein, which Employee acknowledges are above and beyond any compensation to which he is otherwise entitled, Employee agrees for himself and his heirs and representatives to release the Company and all of its affiliates, predecessors, successors, employees, officers, directors, and all other persons, entities, and corporations from all claims or demands, whether known or unknown, which Employee may have, including all claims for costs, expenses, and attorneys’ fees, arising out of any acts or omissions (occurring before execution of this Agreement) related to Employee’s employment with the Company or termination from employment with the Company or related to corporate offices Employee has held with the Company or termination of any corporate office he has held with the Company.

Employee understands that this Agreement is a full, final and complete settlement and release of all his claims, including any claims or rights Employee may have for breach of contract, wrongful discharge, discrimination, misrepresentation, defamation, promissory estoppel, violation of privacy, breach of covenant of good faith and fair dealing, for claims under the Employment Retirement Income Security Act of 1974, the Minnesota Human Rights Act, Minn. Stat. Chapter 363, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e, et. seq., the Age Discrimination in Employment Act of 1967, 29 U.S.C. 626, the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq., The Family and Medical Leave Act and any other federal, state, or local laws and regulations governing employment.

III.  No Future Lawsuits

Employee promises never to file a lawsuit asserting any claims that are released in this Agreement.

IV.  Employee’s Right To Rescind Agreement

Employee may rescind this Agreement within fifteen (15) calendar days of its execution.  To be effective, the rescission must be in writing, and delivered to the Company either by hand or mail within the 15-day period, and any payments received by Employee under this Agreement must be repaid upon rescission.  If delivered by mail, the rescission must be (1) postmarked within the 15-day period; (2) properly addressed to Leah Goff, Winmark Corporation, 4200 Dahlberg Drive, Suite 100, Minneapolis, Minnesota 55422; and (3) sent by certified mail return receipt requested.

V.  Non-Release of Claims Arising From Future Acts

This Agreement does not waive or release any rights or claims under the Company’s benefit plans, the Age Discrimination in Employment Act or any other claims that arise 15 days after the date Employee signs this Agreement, nor does this Agreement waive any claims under the Minnesota Human Rights Act that arise out of acts or practices occurring 15 days after Employee signs this Agreement.

VI.  Representation by Counsel

Employee acknowledges he has been advised by Company to seek legal counsel and that he has consulted with an attorney before executing this Agreement.

VII.  Period for Review and Consideration

Employee understands that he has been given a period of 21 days to review and consider this Agreement before signing it.  Employee further understands that he may use as much of this 21 day period as Employee wishes prior to signing it.

IX.  Confidential Information

“Confidential Information” for the purposes of this Agreement means any information that Employee learned or developed during the course of his employment with the Company that derives independent economic value from being not generally known or readily ascertainable by other persons who could obtain economic value from its disclosure or use, and includes (without limitation) information related to business strategy, communications, franchising, leasing, accounting, passwords, methods of accessing the Company’s information systems, trade secrets, customer lists, vendor lists, finances, pricing, research and development, management systems, and sales and marketing techniques.

Employee agrees not to directly or indirectly use or disclose any Confidential Information for the benefit of anyone other than the Company both during the period in which Employee is receiving separation under this Agreement and at all times thereafter.  Employee recognizes that Confidential Information constitutes a valuable asset of the Company and agrees to act in such a manner as to prevent its disclosure and use by any person unless such use is for the benefit of the Company.  Employee’s obligations under this paragraph are unconditional and will not be excused by any conduct by the Company, except prior voluntary disclosure by the Company of the information.

X.  Consequences of Employee Violation of Promises

If Employee breaks his promise in this Agreement, and initiates a claim based on claims that Employee has released, Employee will pay for all costs incurred by the Company, or by the directors, officers, or employees of the Company, including reasonable attorneys’ fees, in defending against Employee’s claim.

XI.  Confidentiality of Terms; Nondisparagement

Employee agrees that this Agreement, and all the terms of Employee’s settlement terms with the Company, will remain completely confidential, and that he will share them with no one, except with governmental agencies, spouse and attorney, either before or after he signs this Agreement, except that he may reveal the monetary terms of the settlement to his accountants or other financial advisors.

Employee and Company agree with respect to one another that they will not intentionally criticize or speak negatively about the other or the Company’s officers or directors, or their business policies or practices, to any of their respective past, present or future employees, customers, vendors, competitors, lenders, or any other business entity or person.  This section shall not apply to any testimony given in any administrative or judicial proceeding, and shall in no way limit the parties from communicating factual information as deemed necessary.

XII  Non-Admission of Liability

By entering into this Agreement, the Company does not admit that is has done anything wrong.

XIII.  Cooperation

Employee agrees that on or before December 31, 2007, he will disclose to the Company all current critical information that may be useful to the Company in continuing its business operations.  Should it be necessary for Company operations, Employee further agrees that he will respond to requests by the Company for disclosure of critical information Employee gained while employed by the Company.  Such disclosure of critical information will include disclosure of passwords, system access, and information relating customers, business plans, personnel, finances, purchase or sale arrangements, or other dealings of the Company.  Any out of pocket expenses that may be associated with these requests will be eligible for reimbursement upon approval.

Upon the Company’s reasonable request, Employee agrees to make himself available to and to cooperate with the Company respect to any legal matters the Company is involved in or may become involved in and with respect to which Employee may have knowledge.  This provision is not intended to influence, however, the content of any testimony Employee may give in such legal matters.

XIV.  Entire Agreement

Except as described in this Section, this Agreement, to which Employee and the Company, represent the entire agreement between Employee and the Company.  The Company has made no promises to Employee other than those in this Agreement.

XV.    Enforcement

Employee understands that his failure to comply with the terms of this Agreement would cause the Company irreparable harm.  Therefore, Employee and the Company agree that, in the event of a breach or threatened breach of this Agreement by Employee, the Company may seek an injunction restraining such breach or obtain a decree of specific performance, without showing or proving actual damages, until such time as a final and binding determination is made by a court of competent jurisdiction.  Employee stipulates that a preliminary injunction restraining such breach or ordering specific performance will be entered by, at the sole discretion of the Company, a court, without posting any bond or security, until such time as a final and binding determination is made by a judge.

Dated this 23rd day of April 2007.

WINMARK CORPORATION

By	/s/ John L. Morgan

Its	Chief Executive Officer

ACCEPTED AND AGREED.  By my signature below, I acknowledge that I have been provided full opportunity to review and reflect on the terms of this Agreement and that I fully understand and accept the terms of this Agreement, and I represent and agree that my signature is freely, voluntarily, and knowingly given.

Dated this 23rd day of April 2007.

/s/ Mark T. Hooley
Mark T. Hooley, individually